Exhibit 99.1
NEWS RELEASE

Advance Auto Parts Reports Fourth Quarter and Full Year 2017 Results
Full Year 2017 Operating Cash Flow Increased 15% to $601M; Free Cash Flow Increased 56% to $411M
Fourth Quarter Net Sales of $2B; Gross Profit of $874M
Fourth Quarter Diluted EPS of $2.49; Adjusted EPS of $0.77
ROANOKE, Va., February 21, 2018 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the fourth-quarter and full year ended December 30, 2017.

“Through the strong dedication of our entire team, we continued to close the performance gap versus the industry and our laser focus on working capital enabled a 56% increase in free cash flow in a difficult sales environment," said Tom Greco, President and Chief Executive Officer. "As we enter the second year of our transformation plan, we still have a lot that we want to accomplish. We remain steadfast in our commitment to strengthen our customer value proposition, deliver market share improvement and execute our productivity agenda to drive margin expansion."

Fourth Quarter and Full Year 2017 Performance Summary

	Twelve Weeks Ended			Fifty-Two Weeks Ended
Favorable/(Unfavorable)	December 30, 2017		December 31, 2016	December 30, 2017		December 31, 2016
Net Sales (in millions)	$2,037.0		$2,082.9	$9,373.8		$9,567.7
change in Sales	(2.2%)			(2.0%)

Comp Store Sales %	(2.6%)		3.1%	(2.0%)		(1.4%)

Gross Profit (in millions)	$873.6		$907.6	$4,085.0		$4,255.9
Gross Profit (% sales)	42.9%		43.6%	43.6%		44.5%
change in Gross Margin	(69	) bps		(90	) bps

SG&A (in millions)	$786.4		$801.4	$3,514.8		$3,468.3
SG&A (% sales)	38.6%		38.5%	37.5%		36.3%
change in SG&A	(13	) bps		(125	) bps

Adjusted SG&A (in millions) (a)	$759.9		$781.9	$3,398.7		$3,354.5
Adjusted SG&A (% sales)	37.3%		37.5%	36.3%		35.1%
change in Adjusted SG&A	24	bps		(120	) bps

Operating Income (in millions)	$87.2		$106.1	$570.2		$787.6
Operating Income (% sales)	4.3%		5.1%	6.1%		8.2%
change in Operating income	(82	) bps		(215	) bps

Adjusted Operating Income (in millions) (a)	$113.7		$125.6	$686.3		$901.4
Adjusted Operating Income (% sales)	5.6%		6.0%	7.3%		9.4%
change in Adjusted Operating income	(45	) bps		(210	) bps

Diluted EPS	$2.49		$0.84	$6.42		$6.20
Adjusted EPS (a)	$0.77		$1.00	$5.37		$7.15

Average Diluted Shares (in thousands)	74,156		73,886	74,110		73,856

(a)	For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release.

Fourth Quarter and Full Year 2017 Highlights

Total net sales for the fourth quarter came in at $2.04 billion, a 2.2% decrease versus the prior-year period. Comparable store sales for the quarter decreased 2.6%. Net Sales for full year 2017 were $9.37 billion, versus $9.57 billion in 2016. Comparable store sales for the full year decreased 2.0%.

The Company's Gross Profit margin decreased 69 basis points in the fourth quarter to 42.9% from 43.6% in the same time period in the prior year. The decline was primarily driven by increased supply chain costs. In addition, the non-cash impact of inventory optimization negatively affected gross margins by 20 basis points in the fourth quarter. Continued material cost improvement in the quarter helped partially offset these costs. Total Gross Profit margin for full year 2017 was 43.6% compared to full year 2016 of 44.5%.

Adjusted SG&A was 37.3% of net sales for the fourth quarter, a 24 basis point favorable improvement from the fourth quarter 2016. Continued progress in expense management during the quarter, including labor and third-party fee reductions were partially offset by higher medical costs and insurance claims. The Company's GAAP SG&A was 38.6% of net sales, 13 basis points unfavorable for the fourth quarter versus 38.5% for the comparable prior-year period. The Company's Adjusted SG&A rate was 36.3% of net sales during full year 2017 as compared to 35.1% during the same period the previous year. On a GAAP basis, the Company's full year 2017 SG&A rate was 37.5% of net sales compared to full year 2016 of 36.3%.

The Company's Adjusted Operating Income was $113.7 million, 5.6% of net sales for the quarter. This represented a decline of 45 basis points versus the prior-year period, primarily driven by the declines in revenue and gross profit as well as the SG&A factors described above. On a GAAP basis, the Company's Operating Income was $87.2 million, 4.3% of net sales, a decline of 82 basis points. For full year 2017, the Company's Adjusted Operating Income was 7.3% versus 9.4% during full year 2016. The Company's GAAP Operating Income rate was 6.1% compared to 8.2% for full year 2016.

The impact of recently signed tax reform resulted in a lower federal tax rate for the Company in the fourth quarter. The Company reported Adjusted EPS of $0.77 for the quarter. On a GAAP basis, the Company's diluted EPS was $2.49, which includes a benefit of $1.94 related to the tax reform.

Operating cash flow increased 14.8% to $600.8 million for full year 2017 from $523.3 million for full year 2016. Free cash flow was $411.0 million for full year 2017 compared to $263.7 million in the prior-year period, an increase of 55.9%. This increase was primarily driven by optimization of working capital and disciplined capital spending.

2018 Full Year Guidance

The Company provided the following guidance ranges related to their full year 2018 outlook:

	Full Year 2018
($ in millions)	Low	High
Total Net Sales	$ 9,100	$ 9,400
Comparable Store Sales (1)	(2.0%)	0.0%
Adjusted Operating Income Margin (2)	7.3%	7.8%
Income Tax Rate	24%	26%
Integration & Transformation Expenses (2)	$ 140	$ 180
Capital Expenditures	$ 200	$ 250
Free Cash Flow	Minimum $ 400
(1) Comparable store sales estimate excludes sales to independently owned Carquest locations.
(2) Adjusted Operating Income is a non-GAAP measure. Management believes Adjusted Operating Income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items. Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release. Because of the forward-looking nature of the 2018 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Investor Conference Call

The Company will detail its results for the fourth quarter and full year 2017 via a webcast scheduled to begin at 8 a.m. Eastern Time on Wednesday, February 21, 2018. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 8398727. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 30, 2017, Advance operated 5,054 stores and 129 Worldpac branches and employed approximately 71,000 Team Members in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,218 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Kevin Nash
T: (919) 227-5466	T: (866) 463-4512
E: invrelations@advanceautoparts.com	E: kevin.nash@advance-auto.com

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate.” These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, integration and transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (the “Company”); statements regarding enhancements to shareholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the fiscal year ended December 31, 2016, and other filings made by the Company with the Securities and Exchange Commission for additional risk factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements. We intend for any forward-looking statements to be covered by, and we claim the protection under, the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 30, 2017	December 31, 2016

Assets

Current assets:
Cash and cash equivalents	$546,937	$135,178
Receivables, net	606,357	641,252
Inventories	4,168,492	4,325,868
Other current assets	105,106	70,466
Total current assets	5,426,892	5,172,764

Property and equipment, net	1,394,138	1,446,340
Goodwill	994,293	990,877
Intangible assets, net	597,674	640,903
Other assets, net	69,304	64,149
	$8,482,301	$8,315,033

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,894,582	$3,086,177
Accrued expenses	533,548	554,397
Other current liabilities	51,967	35,472
Total current liabilities	3,480,097	3,676,046

Long-term debt	1,044,327	1,042,949
Deferred income taxes	303,620	454,282
Other long-term liabilities	239,061	225,564
Total stockholders' equity	3,415,196	2,916,192
	$8,482,301	$8,315,033

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Week Periods Ended		Fifty-Two Week Periods Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$2,036,986	$2,082,891	$9,373,784	$9,567,679
Cost of sales	1,163,417	1,175,327	5,288,735	5,311,764
Gross profit	873,569	907,564	4,085,049	4,255,915
Selling, general and administrative expenses	786,417	801,417	3,514,837	3,468,317
Operating income	87,152	106,147	570,212	787,598
Other, net:
Interest expense	(13,136)	(13,365)	(58,801)	(59,910)
Other income, net	121	4,129	8,848	11,147
Total other, net	(13,015)	(9,236)	(49,953)	(48,763)
Income before provision for income taxes	74,137	96,911	520,259	738,835
Provision for income taxes	(110,363)	34,546	44,754	279,213
Net income	$184,500	$62,365	$475,505	$459,622

Basic earnings per share	$2.50	$0.84	$6.44	$6.22
Average shares outstanding	73,909	73,685	73,846	73,562

Diluted earnings per share	$2.49	$0.84	$6.42	$6.20
Average diluted shares outstanding	74,156	73,886	74,110	73,856

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fifty-Two Week Periods Ended
	December 30, 2017	December 31, 2016

Cash flows from operating activities:
Net income	$475,505	$459,622
Depreciation and amortization	249,260	258,387
Share-based compensation	35,267	20,452
(Benefit) provision for deferred income taxes	(151,263)	20,213
Other non-cash adjustments to net income	20,229	3,960
Net change in:
Receivables, net	36,047	(41,642)
Inventories	167,548	(144,603)
Accounts payable	(197,168)	(119,325)
Accrued expenses	(13,295)	49,341
Other assets and liabilities, net	(21,325)	16,898
Net cash provided by operating activities	600,805	523,303
Cash flows from investing activities:
Purchases of property and equipment	(189,758)	(259,559)
Proceeds from sales of property and equipment	11,099	2,212
Other, net	20	(4,697)
Net cash used in investing activities	(178,639)	(262,044)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	14,004	(5,573)
Net payments on credit facilities	—	(160,000)
Dividends paid	(17,854)	(17,738)
Proceeds from the issuance of common stock	4,076	4,532
Tax withholdings related to the exercise of stock appreciation rights	(6,531)	(19,558)
Repurchase of common stock	(6,498)	(18,393)
Other, net	(2,069)	(390)
Net cash used in financing activities	(14,872)	(217,120)
Effect of exchange rate changes on cash	4,465	257

Net increase in cash and cash equivalents	411,759	44,396
Cash and cash equivalents, beginning of period	135,178	90,782
Cash and cash equivalents, end of period	$546,937	$135,178

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements. The Company retrospectively adopted ASU 2016-09 in the first quarter of 2017, which resulted in a reclassification of $22.4 million of excess tax benefits related to share-based compensation from financing activities to operating activities for 2016.

Reconciliation of Non-GAAP Financial Measures

The Company’s financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. We have presented these non-GAAP financial measures as we believe that the presentation of our financial results that exclude (1) non-operational expenses associated with the integration of General Parts International, Inc. (“GPI”) and store closure and consolidation costs; (2) non-cash charges related to the acquired GPI intangibles; (3) transformation expenses under our strategic business plan; and (4) nonrecurring impact of the Tax Cuts and Jobs Act (the “Act”), is useful and indicative of our base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing our current operating results with past periods and with the operational performance of other companies in our industry. The disclosure of these measures allows investors to evaluate our performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses we have determined are not normal, recurring cash operating expenses necessary to operate our business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

GPI Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired GPI for $2.08 billion in 2014 and is in the midst of a multi-year plan to integrate the operations of GPI with AAP. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015, which our focus then shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, we consider these expenses to be outside of our base business. Therefore, we believe providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of our financial statements in evaluating the operating performance of our base business and our sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with our plans to convert and consolidate the Carquest stores acquired from GPI. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of December 30, 2017, 346 Carquest stores acquired from GPI had been consolidated into existing Advance Auto Parts (“AAP”) stores and 422 stores had been converted to the AAP format. While periodic store closures are common, these closures represent a major program outside of our typical market evaluation process. We believe it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance. We also continue to have store closures that occur as part of our normal market evaluation process and have not excluded the expenses associated with these store closures in computing our non-GAAP measures.

Transformation Expenses - We expect to recognize a significant amount of transformation expenses over the next several years as we transition from integration of our Advance Auto Parts and Carquest US (“AAP/CQUS”) businesses to a plan that involves a more holistic and integrated transformation of the entire Company across all four banners, including Worldpac and Autopart International. These expenses will include, but not be limited to, restructuring costs, third-party professional services and other significant costs to integrate and streamline our operating structure across the enterprise. We focused our initial transformation efforts on our AAP/CQUS field structure in the second quarter and are reviewing other areas throughout the Company, such as supply chain and information technology.

U.S. Tax Reform—On December 22, 2017, the Act was signed into law. The Act amends the Internal Revenue Code by, among other things, lowering the corporate tax rate to 21% from the existing maximum rate of 35%, implementing a territorial tax system and imposing a nonrecurring repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Company is required to remeasure deferred income tax assets and liabilities in the reporting period of enactment. The Company also recorded an estimated charge to income tax expense primarily for the nonrecurring repatriation tax on accumulated earnings of foreign subsidiaries and it is the Company’s intention to bring back the accumulated foreign earnings held as cash in the near term.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended		Fifty-Two Week Periods Ended
(in thousands, except per share data)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income (GAAP)	$184,500	$62,365	$475,505	$459,622
SG&A adjustments:
GPI integration and store consolidation costs	2,862	10,084	26,207	72,828
GPI amortization of acquired intangible assets	8,983	9,393	39,477	40,940
Transformation expenses	14,699	—	50,425	—
Other income adjustment (a)	—	—	(8,878)	—
Provision for income taxes on adjustments (b)	(10,087)	(7,401)	(40,748)	(43,232)
Impact of the Act, net	(143,756)	—	(143,756)	—
Adjusted net income (Non-GAAP)	$57,201	$74,441	$398,232	$530,158

Diluted earnings per share (GAAP)	$2.49	$0.84	$6.42	$6.20
Adjustments, net of tax	(1.72)	0.16	(1.05)	0.95
Adjusted EPS (Non-GAAP)	$0.77	$1.00	$5.37	$7.15

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended		Fifty-Two Week Periods Ended
(in thousands)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
SG&A (GAAP)	$786,417	$801,417	$3,514,837	$3,468,317
SG&A adjustments	(26,544)	(19,477)	(116,109)	(113,768)
Adjusted SG&A (Non-GAAP)	$759,873	$781,940	$3,398,728	$3,354,549

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended		Fifty-Two Week Periods Ended
(in thousands)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Operating income (GAAP)	$87,152	$106,147	$570,212	$787,598
SG&A adjustments	26,544	19,477	116,109	113,768
Adjusted operating income (Non-GAAP)	$113,696	$125,624	$686,321	$901,366

(a)	The adjustment to Other income for the fifty-two weeks ended December 30, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of General Parts.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Fifty-Two Week Periods Ended
(In thousands)	December 30, 2017	December 31, 2016
Cash flows from operating activities	$600,805	$523,303
Purchases of property and equipment	(189,758)	(259,559)
Free cash flow	$411,047	$263,744

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
	Fifty-Two Week Periods Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	December 30, 2017	December 31, 2016
Total debt	$1,044,677	$1,043,255
Add: Capitalized lease obligations (six times rent expense)	3,189,756	3,221,202
Adjusted debt	4,234,433	4,264,457

Operating income	570,212	787,598
Add: Adjustments (a)	76,632	72,828
Depreciation and amortization	249,260	258,387
Adjusted EBITDA	896,104	1,118,813
Rent expense (less favorable lease amortization of $1,864 and $3,498)	531,626	536,867
Share-based compensation	35,267	20,452
Adjusted EBITDAR	$1,462,997	$1,676,132

Adjusted Debt to Adjusted EBITDAR	2.9	2.5

(a)
The adjustments to the fifty-two weeks ended December 30, 2017 include General Parts integration, store consolidation costs and transformation expenses of $76.6 million. The adjustments to fifty-two weeks ended December 31, 2016 include General Parts integration and store consolidation costs of $72.8 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

As of December 30, 2017, the Company operated 5,054 stores and 129 Worldpac branches and served 1,218 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twelve and fifty-two weeks ended December 30, 2017.

	AAP	AI	CARQUEST	WORLDPAC	Total

October 7, 2017	4,426	185	463	129	5,203
New	11	—	1	1	13
Closed	(13)	—	(18)	(1)	(32)
Consolidated	—	—	(1)	—	(1)
Converted	8	—	(8)	—	—
December 30, 2017	4,432	185	437	129	5,183

December 31, 2016	4,273	181	608	127	5,189
New	42	5	8	5	60
Closed	(20)	(1)	(26)	(3)	(50)
Consolidated	(3)	—	(13)	—	(16)
Converted	140	—	(140)	—	—
December 30, 2017	4,432	185	437	129	5,183